UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12
SMITHFIELD FOODS, INC.
(Exact name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

On June 6, 2013, Dennis Treacy, Executive Vice President & Chief Sustainability Officer of Smithfield Foods, Inc. (the “Company”) sent the following e-mail to certain elected officials and their staff:
Good Morning,
Last Wednesday, I shared with you the exciting news about Smithfield Foods entering into a strategic combination with Shuanghui International Holdings Limited. This transaction will create a leading global vertically-integrated pork enterprise.
In the week since Smithfield Foods made this historic announcement, we have worked closely with our employees, community partners and elected representatives to communicate the benefits of this transaction and to answer questions about it. Smithfield is a leader in our industry, and together with Shuanghui, we will be able to meet the growing demand in China for pork by exporting more high quality meat products from the United States. We are pleased that Shuanghui recognizes our best-in-class operations and our commitment to animal care, food safety and customer satisfaction.
Please find some of the early public reactions to Smithfield Foods¹ partnership with Shuanghui International below. Supportive comments have come from publications ranging from the Wall Street Journal to The New York Times. Also included are statements from the United Food and Commercial Workers and Dave Warner of the Pork Producers Council.
If you have questions or comments, please feel free to contact me at dennistreacy@smithfieldfoods.com, or any of our team members including L.F. Payne (lfpayne@mwcllc.com), Lee Lilley (llilley@mwcllc.com), Steve Hart (jshart@wms-jen.com), Scott Shearer (sshearer@bockornygroup.com) or Paul Reagan (preagan@mwcllc.com).
I look forward to working with you in the future.
Sincerely,
Dennis Treacy
Executive Vice President & Chief Sustainability Officer

Statements from UFCW and NPPC on Smithfield Foods-Shuanghui Merger
Statement on Smithfield Foods Purchase by Shuanghui International of China
United Food and Commercial Workers
May 29, 2013
As the representative of more than 16,000 Smithfield Foods workers in 14 states, the UFCW is pleased that current Smithfield management will stay in place and that all collective bargaining agreements will continue to provide strong wage and benefits for Smithfield workers following the sale.
The UFCW has a strong labor-management relationship with Smithfield. Our union has productive relationships with other foreign-owned companies in the food industry including Marfig, Nestle, JBS, Unilever and others. We intend to work with Smithfield's new owners to build on that same spirit of open dialogue and cooperation.
We will watch the required regulatory process that oversees this proposed sale very carefully to make sure the interests of workers in the pork industry are protected and supported.
The Chinese market for fresh pork is a rapidly exploding market and this purchase reflects that country's economic need for high quality, U.S.-made pork. The UFCW is pleased that workers in our communities can benefit from the growth and expansion of the U.S. pork industry.
The United Food and Commercial Workers International Union (UFCW) represents more than 1.3 million workers, primarily in the retail and meatpacking, food processing and poultry industries. The UFCW protects the rights of workers and strengthens America's middle class by fighting for health care reform, living wages, retirement security, safe working conditions and the right to unionize so that working men and women and their families can realize the American Dream. For more information about the UFCW's effort to protect workers' rights and strengthen America's middle class, visit www.ufcw.org, or join our online community at www.facebook.com/UFCWinternational and www.twitter.com/ufcw.

Statement from National Pork Producers Council
Dave Warner, Director of Communications
May 30, 2013
"This does have the potential to increase U.S. pork exports to China, which would benefit all U.S. pork producers."
Smithfield Foods-Shuanghui Merger Opinion Pieces
The Wall Street Journal
Editorial: China Brings Home the U.S. Bacon
30 May 2013
The Smithfield pork takeover could help both countries.
It isn't the Japanese scooping up Rockefeller Center and Pebble Beach in the 1980s, but foreign investors may now claim perhaps an even more American icon: the U.S. pork industry. The difference this time is that the buyers are Chinese, the latest object of domestic anxiety. But the deal will be healthy for both countries if it proves to be an education in the benefits of open world-wide investment.
Smithfield Foods is by far the largest U.S. (and therefore world) hog producer and pork processor, and on Wednesday it announced its friendly acquisition by Shuanghui International. The Hong Kong-based holding company is the majority shareholder of China's largest meat processor, Henan Shuanghui, which is publicly traded and isn't state-owned.
If approved by shareholders and regulators, the $4.7 billion takeover will be the largest to date of an American corporation by a Chinese concern. Shuanghui, which is paying a 31% premium on Smithfield's closing share price on Tuesday, says it plans to keep the company at arm's length and is not replacing CEO Larry Pope or senior management.
On an analyst conference call, Mr. Pope explained that the main benefits for Smithfield are exports and expanding its geographic reach. China's appetite for pork and other high-quality protein has been climbing along with middle-class incomes, though the government has sharply limited foreign access to its food markets. Smithfield will use Shuanghui's distribution system throughout the Middle Kingdom to sell U.S. products.
Shuanghui's Smithfield bid may also do some good if it helps import Western farm and food standards and environmental practices along with Virginia hams. China in recent years has been racked by food-safety scandals, notably thousands of dead and possibly diseased pigs floating down the Whampoa River in March.
As for the politics, this friendly takeover is hardly a candidate for a repeat of the China National Offshore Oil Corporation (Cnooc) or Dubai Ports World political irruptions of the Bush years, though Washington protectionists and rural sentimentalists will certainly try. Smithfield isn't a technology company or defense contractor that might implicate national security. U.S. consumers will still be able to buy American-raised pork chops and bacon and will barely notice if dinner is partly financed by Chinese capital.
Opponents may try to perpetrate a mugging through the federal Committee on Foreign Investment in the United States, or Cfius. New York Senator Chuck Schumer and others have been lobbying Cfius to expand its review process beyond national security into a political audit to force China to liberalize its trade policy-even to the point of scotching 20 China-made turbines on an Oregon wind farm.
Such cases erode U.S. credibility on genuine threats to security and sovereignty, as well as on the larger national interests of free trade and open capital inflows. A better approach is giving Chinese companies a greater stake in the global economy, and in that sense a China-led business integration on the scale of Smithfield is long overdue.
If U.S. politicians still want someone to blame for the acquisition, they might start with themselves. Smithfield has struggled in recent years with its vertical integration model-farms to meat packing to branded packaged products-and major shareholders have urged the company to spin off underperforming operations.
Then again, Smithfield has also suffered as government distorts the low-margin livestock business, most notably by diverting corn to fuel via ethanol subsidies and mandates. Roughly two-thirds of the cost of raising a hog is the price of grain, which has surged in recent years. The irony is that if anyone exposed Smithfield to a foreign takeover it is the ethanol lobby and the politicians who bow before it.

The New York Times
Work With the Chinese, Not Against Them
By Shaun Rein
June 02, 2013
As for the concerns: In its review, the United States government should look for assurance that Shuanghui, not known for strong quality control standards, will maintain the safety standards of the Smithfield brand.
Potential food inflation is also concerning. The Committee on Foreign Investment in the U.S. (CFIUS) needs to make sure that Shuanghui does not plan to turn Smithfield into an export operation for China exclusively, because if American consumers are denied continued access to quality pork, prices will rise.
There is, however, a difference between legitimate concerns and overreacting to every investment in The United States by Chinese companies. Most acquisitions are a net positive for America, both for preserving jobs and creating opportunities to sell American-made products into the still-growing Chinese market.
More Chinese companies are looking to expand overseas through acquisitions. According to a survey by Capital A, Chinese firms invested $37.8 billion overseas in 2012. My firm, The China Market Research Group, expects investments to grow by 20 percent annually over the next five years.
Unlike many Japanese firms in the 1980s that gutted workforces and imposed glass ceilings for U.S. employees, Chinese companies mostly keep management teams intact as Wanda has done with AMC Theaters and Lenovo did with the IBM ThinkPad division. They are looking to gain know-how to bring their practices to international standards. There is a public confidence crisis in China in the safety of Chinese brands, and as a result Chinese brands are desperate to learn from American ones.

If all deals are subject to fear-mongering by politicians like Senators Chuck Grassley and Charles E. Schumer simply because they originate from China, two things will happen. First, Chinese companies will simply invest in European companies instead (which they are already doing - over the past three years Europe has received twice as many offers from China, according to the Rhodium Group). Second, American firms will pay, as restrictive policies incur a backlash in China and harm the efforts of American firms in that market.
As for the concerns: In its review, the United States government should look for assurance that Shuanghui, not known for strong quality control standards, will maintain the safety standards of the Smithfield brand.
Potential food inflation is also concerning. The Committee on Foreign Investment in the U.S. (CFIUS) needs to make sure that Shuanghui does not plan to turn Smithfield into an export operation for China exclusively, because if American consumers are denied continued access to quality pork, prices will rise.
There is, however, a difference between legitimate concerns and overreacting to every investment in The United States by Chinese companies. Most acquisitions are a net positive for America, both for preserving jobs and creating opportunities to sell American-made products into the still-growing Chinese market.
More Chinese companies are looking to expand overseas through acquisitions. According to a survey by Capital A, Chinese firms invested $37.8 billion overseas in 2012. My firm, The China Market Research Group, expects investments to grow by 20 percent annually over the next five years.
Unlike many Japanese firms in the 1980s that gutted workforces and imposed glass ceilings for U.S. employees, Chinese companies mostly keep management teams intact as Wanda has done with AMC Theaters and Lenovo did with the IBM ThinkPad division. They are looking to gain know-how to bring their practices to international standards. There is a public confidence crisis in China in the safety of Chinese brands, and as a result Chinese brands are desperate to learn from American ones.
If all deals are subject to fear-mongering by politicians like Senators Chuck Grassley and Charles E. Schumer simply because they originate from China, two things will happen. First, Chinese companies will simply invest in European companies instead (which they are already doing - over the past three years Europe has received twice as many offers from China, according to the Rhodium Group). Second, American firms will pay, as restrictive policies incur a backlash in China and harm the efforts of American firms in that market.

The New York Times
Room for Debate: National Security Is the Main Issue in Global Deals
By Nancy McLernon
2 June 2013
Nancy McLernon is the president and chief executive of the Organization for International Investment, a business association representing the U.S. subsidiaries of global companies.
Today global companies operate different divisions all over the world. Planting a country's flag on a firm is nearly impossible. Yet certain acquisitions can lead some to question the global marketplace and whether we should safeguard ourselves from it. Last week, it was the proposed acquisition of Smithfield Foods by Shuanghui International of China.
The U.S. has historically been open to foreign investment because it has helped fuel manufacturing, innovation, trade and job creation in our economy. Foreign companies employ 5.6 million Americans, write over $400 billion annually in paychecks and produce 18 percent of U.S. exports.
However, national security concerns should trump all other factors. For that, the U.S. has a robust process for reviewing foreign acquisitions that raise such concerns, like deals related to defense or critical technology. If an acquisition is found to have national security implications that cannot be fixed, then the U.S. can step in and prevent the deal from going forward. Congress carefully constructed this process to ensure the necessary balance between the protection of vital national security interests and the economic benefits of foreign investment.
If bacon production qualifies for such a review, what's next? Ketchup? Bottled water? That kind of review would divert attention from the deals truly related to national security and would send up an isolationist flare to the world.

Of course, the safety of our food supply is paramount, regardless of a company's ownership. Our government has delegated that important job to the U.S. Department of Agriculture and the Food and Drug Administration. We should not duplicate the task with another agency that has no expertise in this area. Smithfield products will need to continue to meet all U.S. health, food and safety standards. That is the price of entry to our market.
Having the right policies in place has helped attract global companies to establish operations here, making the U.S. the world's leader for cross border investment. Last year that meant an additional $175 billion invested here. It's an enviable position that many other countries are aggressively working to change. Let's make sure they are not successful.

National Hog Farmer
How will Smithfield Foods Sale Impact the U.S. Pork Industry?
By Steve Meyer
June 3, 2013
It was quite a shock, first due to its enormity and second due to its surprise. When the largest company, by far, in any industry sells, it is news. When it sells to a foreign company, it is big news. When the company is from China, it is really big news. And when word of the transaction is successfully kept under wraps, it qualifies as shocking. All of those descriptions apply to last week's news that Smithfield Foods will be purchased by Henan Shuanghui of China.
I'm reasonably well connected, and I know some people who are much better connected in the finance world than I am, but I haven't talked to anyone who saw this coming. The rumblings from Continental Grain, one of Smithfield's largest stockholders, to break up the company to capture more value for shareholders, were certainly a pain in the neck for Smithfield management. Most thought that the pressure would cause changes, but sell to a foreign company?
Smithfield's zeal for removing ractopamine from its company-owned farms has struck me as odd all spring. Perhaps this explains it. What better way to position the company positively for a Chinese suitor than to get as much of the product as you can in a position to serve that market?
Now that nearly a week has passed, we can look at this bombshell with a bit more detachment. The reactions of a few U.S. lawmakers, anti-meat groups and food safety zealots were predictable. After bashing the U.S. meat industry in general and the pork industry in particular, they now decry that a foreign firm would buy such an “important” U.S. company.
I'm not sure why it is a surprise that someone else might find more value in Smithfield than do domestic investors given how those same groups have vilified the industry and the company at every opportunity. These actions and the press coverage that have followed them have negatively impacted animal protein company values for many years, in my opinion. There is an absolutely certain way to prevent foreign companies or investors from buying U.S. companies: Pay more for them! If anyone wants this company to remain American-owned, gather up your pennies and put in a bid. My guess is that Smithfield CEO Larry Pope and the other directors at Smithfield would be glad to talk to you provided you actually have that many pennies!
How will this affect the U.S. pork industry? First, it changes nothing in terms of industry structure. Smithfield/Henan Shuanghui will have the exact same market share as did Smithfield Foods. The total market share held by the top four or top eight firms will be the same after this sale is completed. There will be exactly the same number of packer buyers in the U.S. market after the sale as there was before the sale. If you want to argue that that number is too small, you can, but this sale doesn't change it!
Second, the amount of vertical integration in the U.S. pork industry does not change. There is simply someone else who owns Smithfield's sows (970,000 or so) to go along with its eight packing plants.
Third, I see no reason that this sale will compromise anything about the U.S. pork industry's impeccable food safety record. China's situation is indeed abysmal, but this merger is not about bringing Chinese pork to the United States. The purchase does not change the fact that the United States has a comparative advantage in pork production. Larry Pope's characterization of Chinese pork to the United States being the same as “shipping ice to Eskimos” is absolutely correct. And the purchase does not change the fact that China has pretty much every swine disease known to man, including foot-and-mouth disease and classical swine fever - two biggies on the list of trade-restricting diseases. We aren't taking any pork from China that is not cooked, regardless of a Chinese company owning Smithfield or any other U.S. meat company. Further, the acquisition is in the United States and will remain here. Smithfield's operations, even if owned by a Chinese firm, will still be subject to U.S. laws, regulations, inspections, etc.

Fourth, I see no risks to long-term food supply or costs as a result of this merger, provided laws and regulations do not preclude U.S. pork producers and processors from growing. If all of Smithfield's production eventually goes to China, prices will rise and other producers will capitalize on them by increasing output. The same holds for packers. And should Shuanghui decide that every Smithfield pig should be exported as a half-carcass instead of value-added product, other U.S. processors will expand processing to go along with the expanded production in order to supply Americans with the value-added products we want. Pork prices will rise only if input costs rise as a result of more hogs being raised - and input costs will rise only if production of inputs like grain, steel and cement do not rise. Bottom line: Let the markets work and we'll be fine.
Two Key Questions
There are two legitimate questions: Is it a bad thing that our largest pork company is owned by a foreign investor? Is it worse since that investor is Chinese? The latter question is probably politically incorrect, but it is a question nonetheless. The answers to those must be arrived at collectively as a country. This is really nothing new. Many feared the Arabs were going to own the country in the '70s. Same for the Japanese in the '80s. They actually bought Pebble Beach!
Cooler heads appear to be prevailing. That's a good thing. The deal is not done yet, though, as some other suitors have been rumored. Let's all take deep breaths and consider the facts, unless, of course, a Chinese company makes a play for Pebble Beach or Augusta National. Some things are indeed sacred.

Richmond Times Dispatch
Editorial: Ham it up
2 June 2013
The sale of Smithfield Foods Inc. to a Chinese company did not provoke a xenophobic reaction - at least not immediately. The deal likely struck observers as a good one.
Shuanghui International Holdings Ltd. will pay about $4.72 billion for the Virginia meat packer. Its assumption of Smithfield's debt will push the deal to $7.1 billion. Other offers could arise.
Shuanghui promises to keep Smithfield's operations and structure intact. It has no interest in dismantling the world's largest producer of pork. The sale has the potential to smooth Smithfield's access to a huge market. The Smithfield community will be following developments closely. A town and a region rely on the pork company.
The slip of paper in the fortune cookie says, “Very good news for Virginia hams.”

Boston Herald
Editorial: When pigs fly east
2 June 2013
It should hardly come as a big surprise that China's largest meat processor wants to pay a whopping $4.7 billion to acquire Smithfield Foods Inc., the world's largest hog farmer and pork processor.
And no it's not all about the demand for moo shu. It's also about the food chain in a nation where thousands of dead pigs were recently found floating in a Shanghai river.
Shuanghui International Holdings, itself a publicly traded company, agreed to pay $34 a share for Smithfield stock, making a lot of U.S. shareholders very happy indeed.
Now there will be the usual yammering from the usual suspects (come on down U.S. Sen. Chuck Schumer) who simply want to use any excuse for government “review” and intervention in a nondefense sector transaction. And it's hard to make a case for this being a matter of national security. Really now, there's plenty of bacon to go around and clog the arteries of Chinese and American consumers alike.
Shuanghui has the distribution system and a burgeoning market for the product. Smithfield brings a wealth of experience in the safe processing of food and up-to-date farming techniques. And there are assurances that the jobs - farming, processing and administrative - will remain here.

It's far from a done deal, but like ribs on the grill this one is lookin' good.

Mother Jones
China Could Actually Improve US Pork. Here's How.
June 3, 2013
China doesn't have the globe's most sterling food safety reputation, and its fast-growing pork industry provides an apt example of why. A few months ago, dead pigs were showing up by the thousands in a Chinese river-the result, apparently, of a scandal involving the slaughter of diseased pigs. In 2011, hundreds of people became ill after eating pork tainted with clenbuterol, a growth-enhancing chemical the Chinese government had banned from hog feed nearly a decade earlier.
All of which makes it odd that the decision of a massive Chinese meat processor called Shuanghui Group-the very company at the center of the clenbuterol fiasco-to buy US hog giant Smithfield might actually clean up one dirty aspect of our domestic pork industry.
How can that be? As it turns out, the Chinese government has stricter standards than US food safety authorities on one aspect of industrial hog production: the use of pharmaceuticals that ramp up animals' stress hormones and heart rates but also make them grow leaner and faster. China bans not only clenbuterol from hog production, but also all chemicals in it class, which are known as beta-agonists. The United States, however, allows certain beta-agonists in animal feed, including one called ractopamine (made by US pharma giant Lilly), which is thought to be less of a threat to meat eaters than clenbuterol because it degrades more quickly in animals' blood.
Meanwhile, ractopamine traces do routinely show up in US pork. In a 2012 survey of "other white meat" products bought at supermarkets across the United States, Consumer Reports found ractopamine in a fifth of samples. The effect of these small doses on humans remains little-studied. Here's the ace food safety reporter Helena Bottemiller, from a 2012 story:
Elanco [a Lilly subsidiary] mainly tested animals-mice, rats, monkeys and dogs-to judge how much ractopamine could be safely consumed. Only one human study was used in the safety assessment by Elanco, and among the six healthy young men who participated, one was removed because his heart began racing and pounding abnormally, according to a detailed evaluation of the study by European food safety officials.
In banning ractopamine, China joins the European Union, Russia, and Taiwan, among other countries. The Office of the US Trade Representative (USTR)-whose agriculture negotiations are led by former agrichemical industry lobbyist Isi Siddiqui-has pushed back hard against this resistance, trying to force other countries to accept pork from ractopamine-laced hogs.
The Smithfield deal may signal an end to that fight. Regardless of the USTR's machinations, the US meat industry's zeal to access the vast and fast-growing China market has tamped down its appetite for ractopamine. Last year, Bottemiller reported that between 60 and 80 percent of US hogs got regular lashings of ractopamine. But in mid-May, perhaps with an eye on the coming deal with its suitor to the east, Smithfield announced that it would soon be able to ensure that half of its vast pork production will soon be ractopamine-free. Smithfield rival Tyson is also shifting some of its contract producers way from ractopamine because it's "concerned about how the use of these supplements is restricting US access to some important export markets," a company spokesman told Reuters on Thursday.
Meanwhile, US food safety authorities have no intention of getting this dodgy, little-tested chemical out of our pork. It would be ironic if China's less-than-vaunted food safety authorities ended up doing so. It would more ironic still if a two-tiered system emerged, in which China and other trading partners get the ractopamine-free pork raised here, leaving US eaters with the drug-laced stuff. Now if we could just get China to take a stand on another pork-related problem that has flummoxed our domestic food safety watchdogs: the practice of raising animals on regular doses of antibiotics.

Additional Information and Where to Find It
This communication may be deemed solicitation material in respect of the proposed acquisition of the Company by Shuanghui International Holdings Limited. In connection with the proposed merger transaction, the Company will file with the United States Securities and Exchange Commission (“SEC”) and furnish to the Company's shareholders a proxy statement and other relevant documents. This filing does not constitute a solicitation of any vote or approval. Shareholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.
Investors will be able to obtain a free copy of documents filed with the SEC at the SEC's website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company's filings with the SEC from the Company's website at http://investors.smithfieldfoods.com or by directing a request to: Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430, Attn: Investor Relations, (757) 365-3050, keiralombardo@smithfieldfoods.com.
The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from shareholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company's executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended April 29, 2012 and in its definitive proxy statement filed with the SEC on Schedule 14A on August 9, 2012.
Forward-Looking Statements
This communication contains "forward-looking" statements within the meaning of the federal securities laws. The forward-looking statements include statements concerning the expected timing of the completion of the proposed merger, the Company's outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The Company's forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to complete the proposed merger due to the failure to obtain shareholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction, risks related to disruption of management's attention from the Company's ongoing business operations due to the transaction, the effect of the announcement of the proposed merger on the Company's relationships with its customers, operating results and business generally, the availability and prices of live hogs, feed ingredients (including corn), raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, risks associated with the Company's indebtedness, including cost increases due to rising interest rates or changes in debt ratings or outlook, hedging risk, adverse weather conditions, operating efficiencies, changes in foreign currency exchange rates, access to capital, the cost of compliance with and changes to regulations and laws, including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws, adverse results from litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations, the Company's ability to effectively restructure portions of the Company's operations and achieve cost savings from such restructurings and other risks and uncertainties described under "Item 1A. Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended April 29, 2012. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.